UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 4/24/07 (10/26/06)

Amedisys, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24260

Delaware	11-3131700
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

This Current Report on Form 8-K/A amends and restates in its entirety the second paragraph of Item 1.01 of the Current Report on Form 8-K filed by Amedisys, Inc. (the “Company”) on October 31, 2006 (the “Original Form 8-K”).

As reported by the Company on the Original Form 8-K, on October 26, 2006, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved the granting of restricted stock units (“RSUs”) to Mr. William Borne, the Company’s Chief Executive Officer, with a total value of $800,000. The number of RSUs granted (and the number of shares of Company common stock represented by such RSUs) would equal $800,000 divided by the closing price of the Company’s common stock on the date that Mr. Borne and the Company entered into a Restricted Stock Unit Agreement (the “RSU Agreement”). As of October 26, 2006, the Committee had not approved a form of RSU Agreement for the grant to Mr. Borne. In the Original Form 8-K, the Company undertook the obligation to file the form of RSU Agreement on a subsequent Current Report on form 8-K once adopted and approved by the Committee.

At its meeting held on April 19, 2007, the Committee approved the form of RSU Agreement to be executed by and between the Company and Mr. Borne on May 1, 2007, a copy of which is attached as Exhibit 4.1 hereto. The number of RSUs granted (and the number of shares of Company common stock represented by such RSUs) will equal $800,000 divided by the closing price of the Company’s common stock on May 1, 2007. The actual number of RSUs granted will be reported by Mr. Borne on a subsequently-filed Form 4 and is indeterminate at this time.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Not applicable

(b) Pro Forma Financial Information

Not applicable

(c) Exhibits

4.1 Form of Restricted Stock Unit Agreement(1)

(1)	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 24, 2007

Amedisys, Inc.

By:	/s/ Dale E. Redman
Dale E. Redman Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Form of Restricted Stock Unit Agreement